Exhibit 1.1

ARTICLES OF INCORPORATION
OF
[INSERT NAME]

     The undersigned, acting as incorporator of a corporation under the Arizona Business Corporation Act, adopt the following Articles of Incorporation for such corporation:

FIRST:	The name of the corporation is [INSERT NAME].
SECOND:	The period of its duration is perpetual.
THIRD:	The purpose for which the corporation is organized is to engage in the transaction of any or all lawful purposes for which corporations may be incorporated under the provisions of the Arizona Business Corporation Act.
FOURTH:	The character of the business that the corporation initially intends to conduct in Arizona is holding owning and developing real property.
FIFTH:	The aggregate number of shares that this corporation shall have authority to issue is Five Thousand (5000) shares of common stock, all of which are to have a par value of One Dollar ($1.00).
SIXTH:	The name and address of the initial statutory agent of the corporation is CT Corporation System, 3225 North Central Avenue, Phoenix, Maricopa County, Arizona 85012, which address shall also be the known place of business of the corporation.
SEVENTH:	The initial Board of Directors of this corporation shall be comprised of three (3) persons. The number of directors may be either increased or decreased from time to time as provided for in the By-laws of the corporation, but shall never be fewer than three. The names and addresses of the initial directors of this corporation, who are to serve as directors until the first annual meeting of the shareholders of the corporation or until their respective successors are elected and qualified, are:

Name	Address
Benjamin P. Butterfield	700 N.W. 107th Avenue Miami, Florida 33172

Name	Address
Steven E. Lane	10707 Clay Road Houston, Texas 77041
L. Christian Marlin	700 N.W. 107th Avenue Miami, Florida 33172.

EIGHTH:	The name and address of the person signing these Articles of Incorporation as incorporator are:

Name	Address

NINTH:	The power to alter, amend or repeal the By-laws of this corporation shall be vested in each of the Board of Directors and the shareholders of this corporation. The shareholders of this corporation may amend or adopt a by-law that fixes a greater quorum or voting requirement for shareholders (or voting groups of shareholders) than is required by law.
TENTH:	This corporation shall indemnify any officer, director or incorporator, or any former officer, director or incorporator, of this corporation to the fullest extent permitted by law.
ELEVENTH:	This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, or any amendment thereto, and any right conferred upon the shareholders is subject to this reservation.

     IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation as incorporator thereof this    day of    , 200_.

, Incorporator

     C T CORPORATION SYSTEM, having been designated to act as statutory agent, hereby consents to act in that capacity until it is removed, or submits its resignation, in accordance with the Arizona Revised Statutes.

C T Corporation System
By:
Print Name/Title:

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